                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                            Twelve
                                                                                                            Months
                                                                   Year Ended December 31,                  Ended
                                                        1995       1996       1997       1998       1999    9/30/00
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .    $ 61,836   $ 52,147   $ 45,540   $ 33,663   $ 25,506   $ 23,023
  Interest on Other Long-term Debt. . . . . . . .      23,193     27,045     29,620     38,520     49,125     56,873
  Interest on Short-term Debt . . . . . . . . . .       2,658      4,006      4,519      5,821      8,327      8,049
  Miscellaneous Interest Charges. . . . . . . . .       7,126      3,705      4,464      4,617      5,016      4,420
  Estimated Interest Element in Lease Rentals . .      50,700     53,200     52,900     59,300     53,400     53,400
       Total Fixed Charges. . . . . . . . . . . .    $145,513   $140,103   $137,043   $141,921   $141,374   $145,765

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .    $189,447   $217,655   $208,689   $209,925   $212,157   $205,872
  Plus Federal Income Taxes . . . . . . . . . . .      93,699    117,243    121,559    112,087    130,814    140,461
  Plus State Income Taxes . . . . . . . . . . . .       1,618      2,252      2,655      2,742      1,677     (4,057)
  Plus Fixed Charges (as above) . . . . . . . . .     145,513    140,103    137,043    141,921    141,374    145,765
       Total Earnings . . . . . . . . . . . . . .    $430,277   $477,253   $469,946   $466,675   $486,022   $488,041

Ratio of Earnings to Fixed Charges. . . . . . . .        2.95       3.40       3.42       3.28       3.43       3.34